EXHIBIT 6(e)

BACKOFFICE SERVICES AGREEMENT

THIS BACKOFFICE SERVICES AGREEMENT (this “Agreement”) is dated as of April 2, 2022 (the “Effective Date”), and is made by and among Versity Invest, LLC, a Delaware limited liability company (“InvestCo”), and Versity Investments, LLC, a Delaware limited liability company (“Service Provider”). As used in this Agreement, the term “Party” means Service Provider or InvestCo and the term “Parties” means Service Provider and InvestCo.

WHEREAS, InvestCo and Service Provider desire that Service Provider will provide certain management, operational (including by employing and assigning the applicable personnel to perform relevant management and/or operational functions), accounting, payroll, employee benefits and other back office services, to InvestCo on the terms and conditions set forth herein; and

WHEREAS, the Parties are concurrently entering into that certain Intellectual Property License (the “License”) pursuant to which the Licensed IP (as defined in the License) is licensed by Service Provider to InvestCo on the terms and conditions set forth in the License.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the Parties agree as follows.

1. SERVICES.

1.1 Performance of Services. Service Provider shall perform its obligations under this Agreement in a manner consistent with the level of service Service Provider normally provides to itself. Service Provider agrees to notify InvestCo promptly if, at any time, it appears that Service Provider will not be able to complete the Services (as defined in Section 1.2) at the time and manner specified in accordance with this Agreement. The personnel (if any) assigned by Service Provider to perform the Services will be qualified to perform the assigned duties and reasonably available to perform the tasks assigned to them in a timely and responsive manner.

1.2 Scope of Services. During the Term (as defined in Section 4.1(b)), Service Provider shall provide to InvestCo the services as set forth on Exhibit A attached hereto (the “Services”). In addition, Service Provider is granting InvestCo a limited non-transferable and non-assignable license to use the premises located at 20 Enterprise, Suite 400, Aliso Viejo, CA 92656 during the Term for any use permitted under the terms of the lease related to the premises. Such license shall automatically terminate and InvestCo shall immediately vacate these premises upon the expiration or any earlier termination of the Term or the then applicable Renewal Term (as defined in Section 4.1(b)).

1.3 Costs, Expenses and Overhead.

(a) Service Provider will issue monthly invoices to InvestCo for all costs, expenses and overhead incurred by Service Provider in connection with providing of the Services in the applicable calendar month. InvestCo shall pay each such invoice within five (5) calendar days after the date of the applicable invoice.

(b) Until such time when InvestCo assumes and employs all of the Service Provider’s employees, InvestCo shall directly pay on the first business day of each calendar month of the Term (except with respect to the first calendar month of the Term for which InvestCo shall pay on the Effective Date) the entire aggregate amount of monthly payroll, including tax withholdings, remittances and employee benefits, for all Service Provider’s employees, and all Service Provider’s costs and expenses related to administration, including preparation of required reconciliations, recordkeeping, handling and contracting with third-party vendors, tax and other governmental withholding and reporting (including Forms W-2s and 1099s), responses to inquiries and requests for assistance made by Service Provider’s employees or tax and other government and quasi-government authorities.

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(c) If Service Provider incurs any indebtedness, fees, costs and/or expenses above monthly standard overhead, InvestCo shall make interest-free advances to Service Provider to cover all such indebtedness, fees, costs and/or expenses in full. Service provider shall repay such advances when Service Provider is able to make such repayments (as determined in the sole discretion of the managers of Service Provider).

1.4 Intellectual Property. Service Provider shall own all right, title, and interest in and to all of Service Provider’s intellectual property conceived, prepared, delivered, or created by Service Provider’s personnel during the term of this Agreement in providing the Services hereunder, regardless of whether such intellectual property is created solely by Service Provider’s personnel or in conjunction with personnel of InvestCo.

2. INDEMNITY AND LIMITATION OF LIABILITY.

2.1 Indemnity. InvestCo shall indemnify and hold harmless Service Provider and any of its members, managers, directors, employees, agents, assigns or any of their respective affiliates (each a “Indemnitee”) for, from, and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Indemnitee, or in which any Indemnitee may become involved, as a party or otherwise, or with which any Indemnitee may be threatened, relating to or arising out of the activities undertaken in connection with this Agreement, including amounts paid in satisfaction of judgments, in compromise or settlement, or as fines or penalties, and fees and expenses of legal counsel or other professional advisors incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 2.1 referred to as “Damages”), except to the extent that it is ultimately determined that such Damages arose from an act or omission taken or suffered by such Indemnitee which either (i) was not made in good faith and in the reasonable belief that such act or omission was within the scope of authority granted to such Indemnitee by this Agreement or (ii) involves fraud or gross negligence on the part of such Indemnitee. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from acts or omissions not satisfying the requisite standards of conduct for indemnification as provided above.

2.2 Limitation of Liability. ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY INTERRUPTION OF BUSINESS OR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND, EVEN IF INVESTCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND IN NO EVENT SHALL THE LIABILITY OF SERVICE PROVIDER ARISING IN CONNECTION WITH THIS AGREEMENT AND/OR THE LICENSE EXCEED THE AMOUNTS ACTUALLY PAID BY INVESTCO FOR THE SERVICES DURING THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEDING THE DATE THE CAUSE OF ACTION AROSE.

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3. INDEPENDENT CONTRACTOR. The Parties hereby acknowledge and agree that Service Provider shall perform the Services hereunder as an independent contractor, retaining control over and responsibility for its operations and personnel. Neither Service Provider, nor any of its shareholders, directors, managers, officers or employees shall be considered employees of InvestCo or any of its subsidiaries as a result of this Agreement nor shall Service Provider or any of its shareholders, directors, managers, officers or employees have the authority to contract in the name of or bind InvestCo solely as a result of this Agreement.

4. TERM AND TERMINATION.

4.1 This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of twelve (12) months (the “Initial Term”).

4.2 Upon expiration of the Initial Term, this Agreement shall automatically renew for successive twelve (12) month terms unless either party provides written notice of nonrenewal at least thirty (30) days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Term is renewed for one or more Renewal Term, the terms and conditions of this Agreement during each Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal. If either Party provides timely notice of nonrenewal, then this Agreement shall terminate on the expiration of the then-current Term; provided, however, that the terms of Sections 1.4, 2, 3, 4.2, 5, 8 and 9 shall survive the expiration and/or termination of this Agreement and/or the Term.

5. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. The Parties agrees that any legal action or proceeding with respect to any obligations under this Agreement may be brought in any state or federal court located in the State of Delaware. By the execution and delivery of this Agreement, each of the Parties submits to and accepts, generally and unconditionally, the non-exclusive jurisdiction of those courts. Each Party hereby waives any claim that the State of Delaware is not a convenient forum or the proper venue for any such suit, action or proceeding. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION OR ANY OTHER PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

6. ASSIGNMENT. No assignment of this Agreement may be made by any Party without the prior written consent of the other Party, provided that Service Provider may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its affiliates, or any successors in interest to its business. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties, their successors and permitted assigns.

7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement. This Agreement may be delivered by facsimile or any form of electronic transmission (including via e-mail of portable document format (PDF) copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

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8. AMENDMENTS; ENTIRE AGREEMENT. This Agreement may be amended from time to time by written agreement signed by the Parties. No provision shall be deemed to have been waived unless such waiver is contained in a written notice given by the Party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the Party or Parties in whose favor the waiver was given. Any such waiver shall only be effective with the consent of the Parties. This Agreement and the License contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

9. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby; provided, however, in the event that any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, Service Provider shall have the right, in its sole discretion, to elect to terminate this agreement immediately upon the delivery of written notice of such election to InvestCo.

10. NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or email transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, in each case to the address set forth on the signature page herein. Any Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 10.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“Service Provider:”		“InvestCo:”

Versity Investments, LLC, a Delaware limited liability company		Versity Invest, LLC, a Delaware limited liability company

By:	/s/ Blake Wettengel	By:	/s/ Tanya Muro
Name:	Blake Wettengel	Name:	Tanya Muro
Title:	Manager	Title:	Manager

Address for notice:		Address for notice:

20 Enterprise, Suite 400 Aliso Viejo, CA 92656 Attn.: Blake Wettengel Telephone: (949) 540-9164 Email:		20 Enterprise, Suite 400 Aliso Viejo, CA 92656 Attn.: Tanya Muro Telephone: (949) 540-9164 Email:

EXHIBIT A

SERVICES

Services:

1.	Operational Services
	a.	Employ and assign applicable personnel required to perform relevant operational functions, including IT, marketing, sales, research, development, procurement, HR and other functions necessary for operations)

2.	Accounting Services
	a.	Manage accounting system for general ledger purposes and to create financial statements and other statements;
	b.	Performing and providing accounting staff support;
	c.	Preparing periodic financial statements (income statements, balance sheets and general ledgers) and any other statements;
	d.	Making appropriate journal entries to the general ledger, as required;
	e.	Reconciling bank statements, accounts receivable trial balance, inventory sub-ledgers and accounts payable trial balances, as necessary;
	f.	Processing accounts payables;
	g.	Provide assistance with purchase accounting; and
	h.	Provide audit support as requested.

3.	Payroll and Payroll Tax Administration
	a.	Payroll support: deposit and payment, tax withholding and remittances, employee benefits deductions, preparation of required reconciliations, recordkeeping, handling and contracting with third-party vendors, tax and other governmental reporting (including Forms W-2s and 1099s), response to inquiries and requests for assistance made by employees.

4.	Benefits and Administration
	a.	Provider will provide benefit administration: reporting and disclosure to employees, processing of benefit claims, payment or provision of benefits, tax withholding and remittances, reconciliations, recordkeeping, handling and contracting with third-party vendors, tax and other governmental reporting (including Forms 5500 for 2018), response to inquiries and requests for assistance by employees, accounting services (daily accounting, banking and financial reporting related to benefit plans and policies), information systems support and administration, other sponsor functions.
	b.	Provide health and welfare benefits plans and policies (“Benefit Plans”) on substantially the same basis as such coverage is provided to the employees immediately prior to the Effective Date. To the extent a Benefit Plan provides for employee contributions on a pre-tax or after-tax basis, such employee contributions shall be continued during the term of the applicable Benefits Services on substantially the same basis.

c.	Provide administrative services relating to the Benefit Plans on substantially the same basis as provided immediately prior to the Effective Date. Such services shall be:

	i.	communicating with the employees concerning benefits under the Benefit Plans, and satisfying legally required disclosure rules with respect such employees;

	ii.	satisfying legally required reporting rules with respect to the Benefit Plans (including any reporting rules that apply to activities during the term of the applicable Benefits Services but that require reports following the end of such term), either directly, or indirectly by preparing the appropriate reports on a timely basis and submitting such reports for signature, if needed;

	iii.	dealing with employees during the term of the applicable Benefits Services, with respect to any activities that are required to administer and maintain the Benefit Plans, on substantially the same basis as such activities are engaged in with respect to employees of during such term, with such activities including but not being limited to the processing of benefit claims and elections;

	iv.	satisfying tax withholding requirements with respect to the Benefit Services;

	v.	after payment with respect to Benefits Services has been made by the employees and/or employer, as applicable, cause the applicable premiums to be paid to the appropriate insurance carriers; and

	vi.	otherwise providing all administrative services with respect to the Benefit Plans, and satisfying, either directly or indirectly, all legal requirements with respect to the Benefit Plans.